EXHIBIT 10.18

                           PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT ("Agreement") is made and entered into effective as of the 24th day of October, 1995 (the "Effective Date"), by and between 1740 VENTURES, INC., a New York corporation ("Seller"), and EQUITY ONE (LAKE MARY) INC. ("Purchaser").

                                    RECITALS

A. Seller is the owner of the Property (as defined below).

B. Upon satisfaction of, and subject to, the terms and conditions set forth in this Agreement, Seller has agreed to sell the Property to Purchaser, and Purchaser has agreed to purchase the Property from Seller.

                                    AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual covenants set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Purchaser and Seller hereby agree as follows:

SECTION 1. PURCHASE AND SALE OF PROPERTY.

Subject to the terms and conditions contained in this Agreement, Seller agrees to sell, assign, convey, and transfer to Purchaser all Seller's right, title and interest in and to the following (collectively referred to herein as the "Property"), and Purchaser hereby agrees to purchase and assume the same:

(a) LAND. Fee simple title, subject only to the Permitted Exceptions (as defined below), to that certain parcel of land containing approximately
    46.96 acres located in Lake Mary, County of Seminole, State of Florida (Land"), more particularly described in EXHIBIT A attached hereto and incorporated herein.

(b) IMPROVEMENTS. All fixtures and improvements located on the Land including an approximately 288,450 square foot retail shopping center with paved on-site parking for approximately 1,488 automobiles.

(c) PERSONALITY. To the best of Seller's knowledge, all personal property of Seller either located on or in the Land or the Improvements or stored by Seller off-site in a mini- storage warehouse which personal property is used or useful in connection with the operation or maintenance of the Land and/or Improvements (together the "Personalty") is more particularly described in EXHIBIT B attached hereto and incorporated herein. To the best of Seller's knowledge, attached as Exhibit B-1 is a list of personal property leased to Smokey's Bar-B-Que and attached as Exhibit B-2 is a list of personal property in the space formerly occupied by Ma's Kitchen.

(d) APPURTENANCES. All rights, privileges and easements appurtenant to the Land, excluding water, water rights and water stock, but including without limitation all minerals, oil, gas and other hydrocarbon substances on or under the Land, all development rights and air rights relating to the Land and any and all easements, rights-of-way and other appurtenances used in connection with the beneficial use and enjoyment of the Land (together the "Appurtenances").

(e) LEASES. All leases, subleases, licenses, concessions, and other forms of agreement, granting to any party or parties the right of use or occupancy of any portion of the Property, and all renewals, modifications, amendments, guarantees, and other agreements affecting the same (together the "Leases").


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(f) AWARDS. All right, title and interest to any unpaid awards for damages to the Property resulting from any taking in eminent domain or by reason of change of grade of any street accruing after execution of this Agreement by Purchaser.

(g) INTANGIBLE PROPERTY Except the name of the Seller or affiliated entities, all of the interest of Seller in any intangible property now or hereafter owned by Seller and used or designed for use in connection with the Property and any contract or lease rights, licenses, permits, certificates of occupancy, franchises, agreements, utility contracts, unexpired claims, warranties, guaranties and sureties belonging to Seller or other rights relating to the ownership, development, construction, design, use and operation of the Land and/or Improvements (together "Intangible Property"), so long as and to the extent that said Intangible Property may be transferred or assigned.

SECTION 2. EARNEST MONEY: ESCROW OPENING DATE.

Concurrently with its execution of this Agreement, Purchaser shall deliver a deposit to Lawyers Title Insurance Corporation of Tampa, Florida ("Escrow Agent"), in the form of a cashier's check made payable to Escrow Agent or a wire transfer to Escrow Agent's account, in the amount of FIVE HUNDRED THOUSAND AND NO/100 ($500,000.00) DOLLARS, (together with all interest accrued thereon, is collectively referred to herein as the "Earnest Money"). Escrow Agent shall retain possession of the Earnest Money until delivery or return thereof is permitted or required under this Agreement. The Earnest Money shall be deposited in an interest bearing account with the interest thereon to be disbursed with the Earnest Money in accordance with the provisions hereof.

Purchaser understands, acknowledges and agrees that the Earnest Money is non-refundable, except as specifically provided below, and has been fully earned by Seller. The Earnest Money shall be refundable to Purchaser only upon the specific terms and conditions expressly set forth in this Agreement, and in all other circumstances, the Earnest Money shall be delivered to Seller. The Earnest Money shall be credited against the Base Purchase Price (as defined below) at the close of escrow.

SECTION 3. BASE PURCHASE PRICE/PURCHASE MONEY MORTGAGEE.

The "Base Purchase Price" for the Property shall be TWENTY MILLION SIX HUNDRED FIFTY THOUSAND AND NO/100 ($20,650,000.00) DOLLARS, payable pursuant to the terms and conditions contained in this Agreement, but subject to proration as provided below. The Base Purchase Price shall be in the form of cash from the Purchaser in the amount of $7,227,500.00, and a purchase money mortgage from Seller or one of the companies affiliated with Seller (for the purposes hereof, the "Lender"), which purchase money mortgage shall not exceed $13,422,500.00; with interest at 7.85% per annum; fifteen (15) year term; twenty (20) year amortization schedule. The form of the documents evidencing such purchase money mortgage shall be in form and content acceptable to the Lender utilizing the Lender's standard form of loan documents.

Simultaneously with Closing, Purchaser shall pledge to the Lender an irrevocable letter of credit in the amount of one million five hundred thousand and no/100 ($1,500,000 00) dollars which must be in form and content and issued by a bank whose senior debt is rated either A- by Standard & Poors (S&P) or A3 by Moody's and which bank is acceptable to Seller's counsel, and must not require any documentation to be valued upon. The letter of credit must contain an explicit waiver by the issuing bank of any statutory, UCP or other rights to delay or defer payment upon demand, including but not limited to, a waiver of such rights as are set forth in Article 5, Section 5-112(1)(a) and (b) of the Uniform Commercial Code and Article 15-e of the Uniform Customs Publication Number 400 The letter of credit is to have an expiration date of no sooner than November 1, 1996 and shall be automatically renewed annually for seven (7) years. The proceeds of the letter of credit shall be pledged as additional security for Purchaser's obligation to: (i) perform certain tenant improvement work for the space currently occupied by General Cinema (the "Tenant Improvement Pledge"); and (ii) perform capital improvements to the Phase IV land (the "Capital improvement Pledge") From the proceeds of the letter of credit the sum of five hundred thousand and no/100 ($500,000.00) dollars will be allocated to the Tenant Improvement Pledge and the sum of one million and no/100 ($1,000,000.00) dollars will be allocated to the Capital Improvement Pledge. With respect to the Tenant Improvement Pledge, proceeds will be used solely for the purposes of performing tenant improvement work within the General Cinema Space which work may include Improvements to the sound system; the visual system; seating; the concession area; the exterior facade; the marquee; and interior cosmetics. The proceeds allocated to the Tenant Improvement Pledge will be made

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available to the Purchaser that: (i) the improvements are approved by Lender in its reasonable discretion and further provided that the loan is not in default beyond any applicable notice and cure period; (ii) the Lender will authorize release of the proceeds from the letter of credit provided that it simultaneously receives a substitute letter of credit in a reduced amount taking into account the amount approved by the Lender for release; (iii) disbursement may be made in one lump sum after the work has been completed or in increments, as work progresses, but if in increments the letter of credit shall be reduced in amounts of not less than $25,000.00 and not more than once per month; (iv) prior to reduction of the letter of credit, Purchaser shall provide Lender with appropriate lien waivers, title date down endorsement and such other documentation as the Lender may request to evidence that no mechanics and/or materialmens liens have been filed against the Property and that the work has been performed in a good and workmanlike manner; and (v) if such proceeds of the letter of credit have not been utilized to perform the tenant improvement work to the General Cinema Space at the end of such seven (7) year period or if the loan is in default at any time beyond the applicable notice and cure period, the Lender shall have the right to value on the letter of credit and deliver the proceeds to the Seller as an addition to the Base Purchase Price it being acknowledged by the Purchaser that said sum is an inducement for the Seller to enter into this Agreement and consent to the arrangement with respect to the establishment of the Tenant Improvement Pledge and such sum it paid to Seller shall not be deemed a penalty.

With respect to the $1,000,000.00 proceeds of the letter of credit allocated to the Capital Improvement Pledge, said sums may be utilized for development costs, soft costs; construction costs; and tenant improvement work on the Phase IV land. The term of the Capital Improvement Pledge shall be for five (5) years from the date of Closing and utilized by Purchaser or on behalf of Purchaser to perform capital improvements to the Phase IV land. Proceeds from the letter of credit will be made available to the Purchaser or on behalf of Purchaser for capital improvements on the Phase IV land provided that: (i) such improvements are approved by Lender in its reasonable discretion and the loan is not in default beyond any notice and cure period; (ii) the Lender will authorize release of the proceeds from the letter of credit provided that it simultaneously receives a substitute letter of credit in a reduced amount taking into account the amount approved by the Lender for release; (iii) disbursements may be made in whole or in part but if in part, in increments of not less than $25,000.00 per month not more than once per month; (iv) prior to reduction of the letter of credit, Purchaser shall provide Lender with appropriate lien waivers, title date down and such other documentation as Lender may request to evidence that no mechanics liens have been filed against the Property and that the work has been performed in a good and workmanlike Man and (v) if the Capital Improvement Pledge has not been reduced to a zero balance at the end of such five (5) year period, or if the loan is in default at any then beyond the applicable notice and cure period, the Lender shall have the right to value upon the letter of credit and apply the proceeds of the Capital Improvement Pledge to reduction of the principal balance of the loan which reduction shall be made without any prepayment penalty. It is hereby understood that the proceeds for the letter of credit shall be contributed by the purchaser above the cash contribution of $7,227,500.00.

SECTION 4. PURCHASE PRICE PRORATIONS.

The following items shall be prorated as of the Closing Date and such prorations shall be reflected on the settlement statements prepared by Seller and Purchaser on the Closing Date and shall serve to adjust the Base Purchase Price. Such prorations shall be made on the basis of a 365-day year, as of 12.01 a.m. on the Closing Date, as defined below.

(a) REVENUES. All rentals, receipts and other revenues from the Property which have been actually received by Seller and which are allocable to the period from and after 12:01 a.m. on the Closing Date shall be credited to Purchaser. Purchaser shall be entitled to collect all rentals, receipts and other revenues from, the Property which are delinquent as of the Closing Date or due on or after the Closing Date. All rentals, receipts, and other revenues from the Property collected by Purchaser shall be credited first to currently due rental charges, then to delinquent rental charges due Purchaser for the period from and after Closing and thereafter to delinquent rental charges in the order of their maturity, oldest first. Any such delinquent rentals, receipts, and other revenues from the Property which relate in whole or in part to any period prior to the Closing Date shall be remitted by Purchaser to Seller (net of Seller's proportionate share of any reasonable collection expenses actually incurred by Purchaser) when collected by Purchaser; provided that Purchaser shall have no obligation hereunder to collect any delinquent rentals on behalf of Seller; provided further that Seller shall have the right to pursue all remedies available to it in law or in equity to collect any such delinquent rentals or related rental obligations but only to the extent that the rights of

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    Purchaser under the affected lease(s) are not adversely affected and further provided that such rent is owed by a tenant who is no longer a tenant at the Property. The provisions of this subparagraph (a) shall survive Closing.

(b) PROPERTY TAXES. All real property taxes on the Property for the year in which the Closing Date falls ("Closing Year") shall be prorated between Seller and Purchaser as of the Closing Date on the basis of the most recent assessment and millage rate. All real property taxes for all years prior to the Closing Year shall be paid by Seller.

(c) PERSONAL PROPERTY Taxes. All personal property taxes on the Property for the year in which the Closing Date falls on the basis of the most recent assessment. All personal property taxes for all years prior to the Closing Year shall be paid by Seller.

(d) ASSESSMENTS. All assessments, special assessments and other like charges imposed against the Property, or any part thereof, by reason of roadways, utility lines, streets, alleys or other improvements in existence, under construction or planned as of the Closing Date shall be prorated to such date. All such assessments, special assessments and other charges affecting the Property payable after the Closing Date shall be the sole responsibility of Purchaser.

(e) SECURITY DEPOSITS. All security and other deposits, including any accrued interest thereon if such interest is required to be remitted to tenants pursuant to their respective Leases, held by Seller on the Closing Date on behalf of any tenants under any Leases shall be credited to Purchaser.

(f) PROPERTY EXPENSES. Prepaid water, sewer, and other utility and common property expenses allocable to the period from and after the Closing Date shall be credited to Seller. Accrued but unpaid water, sewer, and other utility and common property expenses allocable for the period prior to the Closing Date shall be credited to Purchaser.

(g) SURVIVING CONTRACTS. Prepaid charges in connection with any service contracts that survive Closing (the "Surviving Contracts") which Purchaser elects to assume, and any licenses or permits issued in connection with the Property allocable to the period from and after the Closing Date shall be credited to Seller. Accrued but unpaid charges in connection with such Surviving Contracts, licenses or permits allocable to the period prior to the Closing Date shall be credited to Purchaser and Purchaser shall assume the obligation to pay such charges.

The foregoing prorations shall be made as of the Closing Date based on the best information and estimates available and approved by the parties at the time. If any of the prorations described in this Section 4 cannot be calculated accurately on the Closing Date; then the same shall be calculated as soon as reasonably possible thereafter and either party owing the other party a sum of money based on such subsequent prorations shall promptly pay said sum to the other party. A final closing adjustment shall be made by Purchaser and Seller within one hundred twenty (120) days after the Closing Date, and to the extent that any additional payment or repayment is indicated by the final closing adjustment, the payment or repayment shall be made within thirty (30) days after the final adjustment is made. If either party owing funds to the other after the Closing Date pursuant to this Section does not remit them within thirty (30) days after demand therefor (which demand shall also include invoices or other appropriate documentation in support thereof), such funds shall thereafter bear interest at a "Default Rate" equal to five percent (5%) above the highest rate as announced from time to time by Chase Manhattan Bank, N.A. at its principal office in New York City as its "prime rate," as the same shall fluctuate from day to day, or, if lesser, the maximum rate permitted by law.

SECTION 5. CONDITIONS PRECEDENT TO CLOSING.

(a) The closing of the purchase of the Property on the Closing Date (the "Closing") and Purchaser's obligation to acquire the Property shall, in addition to any other conditions set forth herein, be conditional and contingent upon satisfaction, or waiver by Purchaser, of each and all of the below listed conditions (collectively the "Purchaser's Conditions"):

    (i) CLOSING DOCUMENTS. Seller shall have tendered into escrow with Escrow Agent all Closing Documents (as defined below).

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    (ii)  COMPLIANCE WITH AGREEMENTS. Seller shall have substantially performed and complied with all of its covenants and conditions contained in this Agreement, and no event shall have occurred which if it continued uncured would, with the passage of time or notice or both, constitute a default under this Agreement.

    (iii) ACCURACY OF REPRESENTATIONS AND WARRANTIES. All representations and warranties of Seller contained in or made pursuant to this Agreement shall be confirmed as true and correct to the best of Seller's actual knowledge, information and belief, as of the Closing Date.

    (iv) TITLE INSURANCE. On the Closing Date, Title Company (as defined below) shall be unconditionally committed to issue to Purchaser at Seller's expense an ALTA standard coverage Owner's policy of Title Insurance (ALTA Owner's Policy Form B-1970 [Rev. 10-17-70 and 10-17-84]) (the "Title Policy") in the amount of the Base Purchase Price, insuring Purchaser's title to the Property, subject only to the Permitted Exceptions (as defined below) and the standard printed exclusions to title in an ALTA standard, or if applicable, extended coverage owner's policy of title insurance. Any extended coverage and endorsements to the standard title policy requested by Purchaser and available under Florida law shall be paid for by the Purchaser. In the event that Title Company is unable or unwilling to issue the owner's title policy subject only to the Permitted Exceptions and such standard exceptions and Purchaser elects not to proceed with the closing of this transaction, Purchaser's sole remedy shall be to declare this Agreement as terminated. Notwithstanding the foregoing, Seller agrees that it will not cause any matters to affect title to the Property which would constitute further exceptions under the Title Policy other than those set forth on EXHIBIT C captioned "Permitted Encumbrances". Seller agrees to cooperate with the Title Company to deliver such documentation as the Title Company may reasonably request so as to assure that there are no additional encumbrances other than as set forth on Exhibit C; provided, however, that in the event Seller is unable or unwilling to deliver title as set forth on Exhibit C, Purchaser may, at its option, either (i) accept such title as Seller is able to convey without a reduction of the Base Purchase Price or any credit or allowance against the same and without any other liability on the part of the Seller or (ii) reject such title by notice to Seller in which event the Earnest Money will be refunded to Purchaser and upon making such refund, this Agreement shall wholly cease and terminate and neither party shall have any claim against the other by reason of this Agreement except as otherwise expressly provided to the contrary herein.

(b) Purchaser acknowledges that it has completed its "due diligence" investigation of the Property and has reviewed and approved all documents and information it deemed necessary to evaluate the condition and status of the Property, including but not limited to the following:

    (i)     A current title commitment dated July 21, 1995, Case No.
            2-9501267, issued by Lawyers Title Insurance Corporation through its agent Hill, Ward & Henderson, P.A. (the "Title Company") showing (i) the status of title to and all interests in the Property; (ii) all encumbrances, restrictions and other matters affecting title to the Property; and, (iii) an accurate legal description of the Property, together with copies of all documents listed in the commitment as affecting title to the Property. Seller and Purchaser agree that those matters affecting title to the Property which are approved by Purchaser as exceptions to the title which will be insured under the Title Policy are set forth in Exhibit C attached hereto and incorporated herein which shall be deemed to be the "Permitted Exceptions" for the purposes of this Agreement.

    (ii) A survey dated November 1, 1991, Job No. 963.6, as revised July 25, 1994, prepared by Ganung & Associates, Inc., showing the boundaries of the Property and location of all Improvements.

    (iii) A copy of all Leases and service contracts, if any, in effect regarding the Project.

    (iv) A current Rent Roll attached hereto as EXHIBIT D and incorporated herein, showing as of the Effective Date hereof the identity of the tenants under the Leases, the premises they occupy, the Lease term and expiration date of each

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            Lease, the monthly rents under the Leases, and any effective rental concession under the Leases.

    (v) A schedule of the Personality which to Seller knowledge is complete and which will be subject to this sale, which is attached hereto and incorporated herein as EXHIBIT B, EXHIBIT B-1 and EXHIBIT B-2.

    (vi)    The last available real estate tax bills for the Property.

    (vii) Architectural, construction and any other drawings, renderings, plans and specifications for building, construction and associated materials.

    (viii) Soils or boring reports, hydrological studies, engineering studies, percolation tests or data, environmental reports, septic permits, traffic studies, grading or erosion permits or other permits issued by the State Department of Natural Resources or other governmental authority in connection with the Property.

    (ix) Operating statements for the Property for year-end 1993 and 1994, and monthly operating statements for calendar year 1995 through July 10, 1995.

    (x) All other pertinent information and documents determined necessary by Purchaser to evaluate the status and condition of the Property.

SECTION 6. CLOSING DOCUMENTS.

On the Closing Date, or as soon thereafter as reasonably possible, Seller shall deliver, or cause to be delivered, to Escrow Agent the following fully executed documents and/or items, acknowledged where appropriate, and in form and substance reasonably satisfactory to Purchaser (together referred to herein as the "Closing Documents"):

(a) DEED. A Special Warranty Deed ("Deed") in recordable form conveying good and insurable fee simple title to the Land and the Improvements to Purchaser, pursuant to the legal description derived from the deed(s) into Seller, subject to the Permitted Exceptions and all matters which an accurate survey of the Property or a physical inspection of the Property would disclose and all such other title matters approved by Purchaser.

(b) QUIT CLAIM DEED. A duly executed quit Claim Deed ("Quit Claim Deed") in recordable form, conveying to Purchaser the Land, the Improvements, and the Appurtenances pursuant to the survey legal description.

(c) QUIT CLAIM BILL OF SALE AND ASSIGNMENT OF INTANGIBLE PROPERTY. A duly executed Quit Claim Bill of Sale and Assignment of Intangible Property pursuant to which Seller transfers, sells and assigns to Purchaser all Seller's interest in the Personalty.

(d) ASSIGNMENT AND ASSUMPTION OF LEASES. An Assignment and Assumption of Leases assigning to Purchaser all of Seller's interest in all Leases together with an assumption thereof by Purchaser. All original Leases in Seller's possession will be delivered to Purchaser immediately after the Closing.

(e) ASSIGNMENT OF SURVIVING CONTRACTS. To the extent Purchaser elects to assume the same, an Assignment of Surviving Contracts assigning to Purchaser without representation as to assignability by Seller, all of Seller's interest in all written or oral service, maintenance, construction, parking, brokerage, leasing commission, advertising, employment, operating or other contracts, arrangements or agreements affecting the Property, including, but not limited to, any management agreements, and any agreements pursuant to which goods, services, supplies or any other items whatsoever are furnished and/or to be furnished in connection with the Property, or the repair, maintenance or operation of the Property or any portion or component thereof ("Surviving Contracts"), together with the originals of all Surviving Contracts if available to Seller.

(f) CERTIFICATE OF NON-FOREIGN STATUS FOR ENTITY. A Certificate of
    Non-Foreign Status for an Entity duly executed by Seller certify that for purposes of Section 1445 of the Internal Revenue Code that Seller is not a foreign corporation, foreign partnership, foreign trust or foreign estate.

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(g) AFFIDAVIT OF TITLE. An Affidavit of Title duly executed by an officer of
    Seller setting forth, to the best of such officer's knowledge the correct state of title to the property.

(h) CLOSING MEMORANDUM. Closing Memorandum acceptable to Seller and
    Purchaser setting forth the agreement between the parties to readjust the prorations in the event the prorations cannot be calculated accurately on the Closing Date.

(i) CLOSING STATEMENT. Closing Statement acceptable to Seller and Purchaser setting forth the prorations as of the Closing Date.

(j) RENT ROLL. An updated Rent Roll certified as of a date not earlier than ten (10) business days prior to the Closing Date as being true and correct by Seller.

(k) OTHER DOCUMENTS. All other documents affecting title to or possession of the Property as may reasonably be requested by Title Company and necessary to transfer or assign the same to Purchaser as provided herein.

(l) TENANT ESTOPPEL STATEMENTS. Seller shall make reasonable efforts to obtain and to deliver to Purchaser estoppel letters substantially in the form of EXHIBIT E ("Tenant Estoppel") from all anchor tenants (which for the purposes hereof shall mean K-Mart; Albertson's and General Cinema) and from eighty (80%) percent of the remaining tenants at the Property. It is hereby acknowledged by Purchaser that the anchor tenants and any other tenant with national recognition may not sign the form attached as EXHIBIT E but may instead substitute its own form which form Purchaser agrees to not unreasonably withhold its consent. Except with the respect to the anchor tenants, in the event Seller is unable to obtain an estoppel statement from a tenant, Purchaser shall accept a certificate of Seller certifying, to the best of Seller's actual knowledge, those matters included in the form of the Tenant Estoppel.

    Purchaser shall execute and acknowledge the assignment documents tendered by Seller, as assignor, with respect to Leases, Surviving Contracts, and any other assignment documents requiring execution by Purchaser. In connection with such assignments, Purchaser shall assume the obligations for such matters from and after the Closing Date.

SECTION 7. CLOSING

(a) CLOSING DATE. The Closing Date shall be on a business day as agreed to by Seller and Purchaser on or before October 31, 1995, unless this date is mutually extended in writing by Seller and Purchaser. Notwithstanding the foregoing Seller shall have the unilateral right to extend the Closing Date for a period of thirty (30) days in the event Purchaser has raised any objections to the status of title to the Property or Seller's performance of its obligations hereunder. If such objections have not or cannot be cured prior to the extended closing date, Purchaser shall have the option of either (a) proceeding with the Closing notwithstanding Purchaser's objections or (b) terminating this Agreement by written notice to Seller in which case the Earnest Money shall be returned to Purchaser.

(b) TIME AND PLACE. The Closing shall take place on the Closing Date at the offices of Hill, Ward & Henderson, P.A., 101 East Kennedy Boulevard, Suite 3700, Tampa, Florida 33602.

(c) PAYMENT OF PURCHASE PRICE. Purchaser shall deliver to Escrow Agent on the Closing Date good and immediately available funds in the amount of the Base Purchase Price as adjusted pursuant to Section 4 of this Agreement which shall be disbursed to Seller. The Earnest Money shall be disbursed to Seller as partial payment of the Base Purchase Price.

(d) POSSESSION. Possession of the Property shall be delivered to Purchaser on the Closing Date, subject only to the rights of tenants under the Leases and possessory rights of other parties contained in the Permitted Exceptions or known to Purchaser.

(e) CLOSING COSTS. Seller shall pay at Closing the premium for the Owner's and Lender's Title Policy excluding, however, any additional premium needed to pay for any extended coverage and endorsements required by Purchaser but including any extended coverage endorsements such as the "Form 9" endorsement if required by the Lender. Seller shall also pay the cost of rectifying the survey prepared by Ganung & Associates last issued July 25, 1994. Seller and Purchaser shall each pay one-half of the closing costs including any recording and transfer fees and escrow fees. In connection with the financing provided by Seller's affiliates,

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    Purchaser shall pay the costs associated with any intangible and/or mortgage taxes and recording charges. Seller's affiliate will not charge in connection with such financing any origination, commitment or processing fees. Seller and Purchaser shall each be responsible for paying their respective attorney fees and costs, however, Purchaser shall be given a credit at Closing for $15,000.00 toward its attorney's fees.

(f) Brokerage Commissions. The parties shall pay any brokerage commissions due as provided in Section 15 below.

SECTION 8. LEASES.

(a) SCHEDULE OF LEASES. The Rent Roll attached hereto as EXHIBIT D and incorporated herein by this reference correctly shows as of the Effective Date hereof a schedule of the Leases in effect on the Property which are the subject of this Agreement; provided, however, that pursuant to subsection 8
    (c) below the identity and status of the Leases may change after the Effective Date as otherwise stated in the updated Rent Roll, if same is required to be furnished to Purchaser as part of the Closing Documents as provided in Section 6. above.

(b) ASSIGNMENT AND ASSUMPTION AGREEMENT. On the Closing Date, Seller shall assign to Purchaser, and Purchaser shall assume, all of Seller's rights and obligations under the Leases.

(c) LIMITATION ON LEASING. Seller shall not modify any of the Leases or enter into any new Leases after the date of this Agreement without the prior written consent of Purchaser, which shall not be unreasonably withheld. Such consent shall be conclusively presumed to be granted ten (10) business days after a copy of such proposed new lease or Lease modification is delivered to Purchaser, unless Purchaser objects in writing listing the specific reasons for such objection within such ten-day period.

SECTION 9. WARRANTIES AND REPRESENTATIONS OF SELLER.

Seller represents and warrants to the best of its actual knowledge, information and belief, and covenants and agrees as follows for the benefit of Purchaser and Purchaser's successors and assigns. Seller shall not have any liability if as of the Closing Date any of the representations, warranties, or covenants set forth below shall not be true if Purchaser has knowledge of such facts prior to the Closing Date and proceeds to close notwithstanding such facts. Seller shall be entitled to state in writing prior to Closing exceptions to the below listed representations, warranties, and covenants, in which case Purchaser may (i) terminate this Agreement if such exceptions are not reasonably acceptable and the Earnest Money shall be returned to Purchaser or (ii) elect to close this transaction notwithstanding such exceptions.

(a) STATUS OF AND EXECUTION BY SELLER. Seller is now and on the Closing Date will be: (i) in good standing and validly existing as a New York corporation, and (ii) duly authorized, qualified, and licensed to do all things required of it under or in connection with this Agreement. All agreements, instruments, and documents herein provided to be executed or to be caused to be executed by Seller will be duly executed by and binding upon Seller.

(b) COMPLIANCE WITH AGREEMENT. On the Closing Date, Seller will have substantially complied with all of its obligations under this Agreement, unless such compliance has been waived in writing by Purchaser.

(c) NON-FOREIGN STATUS. Seller is not a "foreign person" as defined in and Purchaser shall not be required to withhold any portion of the Base Purchase Price pursuant to Internal Revenue Code Section 1445.

(d) LITIGATION. Seller has not received notice that any actions, suits, or proceedings of any kind are pending or threatened against or affecting Seller in any court of law or in equity or before or by any governmental department, commission, board, bureau, agency, or instrumentality which might materially adversely affect the ability of Seller to timely perform its obligations under this Agreement.

The truth and correctness of all of the foregoing representations and warranties shall be a condition precedent to any obligation of Purchaser to purchase the Property, which condition is intended solely for the benefit of Purchaser, and Purchaser shall have the right at its sole election to waive any such condition and proceed with the purchase or, in the alternative, to terminate this Agreement. Seller acknowledges that execution of this Agreement by Purchaser has been made, and the purchase by

Purchaser of the Property will have been made, in material reliance by Purchaser on such representations and warranties.

SECTION 10. WARRANTIES AND REPRESENTATIONS OF PURCHASER.

Purchaser hereby warrants and represents the following to Seller, each of which is true and correct as of the date of this Agreement and shall be true and correct on the Closing Date. Purchaser acknowledges that the execution of this Agreement by Seller has been made, and the sale by Seller of the Property will have been made, in material reliance by Seller on such representations and warranties:

(a) STATUS OF AND EXECUTION BY PURCHASER. Purchaser is now and on the
    Closing Date will be: (i) if Purchaser is not a natural person, duly formed and validly existing under the laws of the state of Florida; (ii) authorized under the laws of the State of Florida to conduct business and to acquire the Property; and, (iii) duly authorized to do all things required of it under or in connection with this Agreement.

(b) NO VIOLATIONS. This Agreement and all agreements, instruments and documents herein provided to be executed or to be caused to be executed by Purchaser are (or will be) duly executed by and binding upon Purchaser, and do not and will not violate any provision of any agreement, law, regulation or judicial order to which Purchaser is a party or by which it is bound that would impair Purchaser's ability to perform its obligations under this Agreement.

SECTION 11. NATURE AND SURVIVAL OF SELLER'S REPRESENTATIONS AND WARRANTIES.

The representations and warranties contained in this Agreement shall survive the close of escrow and the recordation of the Deed. Any liability of Seller arising in connection with the representations and warranties contained in this Agreement in Section 9 (b) and (d), however, shall terminate ninety (90) days from the Closing Date.

SECTION 12. CONDITION OF PROPERTY.

Purchaser acknowledges that Seller is scaling, and Purchaser shall accept the Property in an "AS IS" and "WHERE IS" condition without warranty or representation by Seller relating to the condition of the Property. Purchaser acknowledges that it is a sophisticated real estate investor who has had open access and sufficient time to review all information, documents, agreements, studies and texts relating to the Property and that it has conducted or will conduct a complete and thorough inspection, analysis and evaluation of the Property, including but not limited to environmental issues, if any, and has conducted such tests and has received and reviewed such information as it required in the course of its investigation. Purchaser is fully aware of the condition of the Property as well as all facts, circumstances and information which may affect the use and operation of the Property, and has relied on its own due diligence investigation in determining to purchase the Property.

Upon the Closing, Purchaser, on behalf of itself, its officers, directors and its and their respective successors, shall, and by the execution of this Agreement, hereby does, forever release Seller, its officers, directors, agents and employees, and its and their respective successors, of and from any and all claims, demands, obligations, costs, loss or damage, causes of action and liability, whether known or unknown, arising out of or in any way connected with the condition of the Property, including without limitation, the environmental and structural condition of the Property. Purchaser shall, upon the Closing, and, by the execution of this Agreement, hereby does, forever release Seller of and from any environmental claims and causes of action existing now or hereafter created or enacted, whether at common law or by federal, state, county, or municipal law or ordinance. Purchaser agrees never to commence, aid in any way, or prosecute against Seller, its officers, directors, agents and employees and its and their respective successors, any action or other proceeding based upon any claims, demands, causes of action, obligations, damages or liabilities covered in this Section 12.

Purchaser expressly waives any rights or benefits available to it with respect to the matters for which Purchaser has released Seller pursuant to this Section 12 under any provision of applicable law which generally provides that a general release does not extend to claims which the releasing party does not know or suspect to exist in his favor at the is agreed to, which, if known to such releasing party, would materially affect a settlement. Purchaser, by the execution of this Agreement, acknowledges that it fully understands the foregoing, and with this understanding, nonetheless elects to and does assume all risk for claims known or unknown, described in this Section 12.

SECTION 13. CASUALTY OR CONDEMNATION.

If prior to the Closing Date, twenty-five percent (25%) or more of the gross leasable area of Property shall be destroyed or substantially damaged, or shall become the subject of any proceedings, judicial, administrative, or otherwise, with respect to a twenty-five percent(25%) or more taking of the gross leasable area of the Property by eminent domain, condemnation or otherwise, Seller shall promptly notify Purchaser thereof and Purchaser, at its option, may within fifteen (15) days after receipt of such notice elect to terminate this Agreement by giving Seller written notice thereof in which event the parties hereto shall be relieved and released of and from any further duties, obligations, rights, or liabilities hereunder and the Earnest Money shall be returned to Purchaser. If the Closing Date is within the aforesaid fifteen (15) day period, then the Closing shall be extended to the next business day following the end of said fifteen (15) day period. If (a) less than twenty-five percent (25%) of the gross leasable area of the Property is destroyed or substantially damaged or subject to taking, or (b) Purchaser elects to complete the transactions contemplated herein as provided above, this Agreement shall remain in full force and effect and the purchase contemplated herein, less any portion of the Property taken by eminent domain or condemnation, shall be consummated with no further adjustment or modification and at the Closing Seller shall assign, transfer, and set over to Purchaser all the right, title, and interest of Seller in and to any insurance proceeds resulting from any casualty (and shall pay to Purchaser the amount of any deductible under such casualty policy) or any awards that have been or may thereafter be made for any taking or condemnation.

SECTION 14. DEFAULT AND REMEDIES.

(a) PURCHASER'S DEFAULT. IF PURCHASER IS IN DEFAULT OF THIS AGREEMENT PRIOR
    TO THE CLOSING AND SELLER ELECTS TO TERMINATE THIS AGREEMENT DUE TO PURCHASER'S DEFAULT, THE EARNEST MONEY AND ALL OTHER PAYMENTS AND THINGS OF VALUE DELIVERED BY PURCHASER SHALL BE FORFEITED BY PURCHASER AND RETAINED ON BEHALF OF SELLER, AND BOTH PARTIES SHALL THEREAFTER BE RELEASED FROM ALL FURTHER OBLIGATIONS UNDER THIS AGREEMENT.

    PURCHASER AND SELLER ACKNOWLEDGE THAT SELLER'S DAMAGES WOULD BE DIFFICULT OR IMPOSSIBLE TO DETERMINE IN THE EVENT OF PURCHASER'S FAILURE TO PERFORM ITS OBLIGATIONS UNDER THIS AGREEMENT AND THAT THE EARNEST MONEY AND SUCH OTHER THINGS OF VALUE ARE A REASONABLE ESTIMATE OF SUCH DAMAGES. THE EARNEST MONEY AND SUCH OTHER PAYMENTS AND THINGS OF VALUE SHALL, THEREFORE, BE LIQUIDATED DAMAGES TO SELLER AND RETENTION THEREOF SHALL BE SELLER'S SOLE AND EXCLUSIVE REMEDY FOR PURCHASER'S FAILURE TO PERFORM ITS OBLIGATIONS UNDER THIS AGREEMENT IN THE EVENT SELLER ELECTS TO TERMINATE THIS AGREEMENT. SELLER EXPRESSLY WAIVES THE REMEDIES OF SPECIFIC PERFORMANCE AND ADDITIONAL DAMAGES.

-------------------                                  -----------------------
SELLER'S INITIALS                                    PURCHASER'S INITIALS

(b) SELLER'S DEFAULT. If Seller is in default of or has breached any covenant contained in this Agreement, Purchaser may elect:

    (i) To treat this Agreement as terminated, in which case the Earnest Money and all interest earned thereon and all other payments and things of value received from, it shall be returned to Purchaser; or,

    (ii) To treat this Agreement as being in full force and effect and, except as specifically otherwise provided in this Agreement, Purchaser shall have the right to an action for specific performance.

            Purchaser's remedies shall be cumulative with and in addition to all other rights and remedies provided Purchaser at law or in equity.

SECTION 15. BROKERAGE COMMISSIONS.

Each party hereto warrants and represents that neither party has incurred any liability for the payment of any brokerage fee or commission in connection with the transaction contemplated in this Agreement, except in the case of Purchaser, Purchaser has utilized the services of Jose Fernandez Realty; Global Realty Management, Inc.; and Tom Singer Realty (collectively "Purchaser's Broker") which commission shall be paid by Purchaser. Seller and Purchaser each agrees to and hereby does indemnify, protect, defend, and hold the other harmless against and with respect to any obligation, liability, or claim of liability, based in any way on any agreements, arrangements or understandings claimed to have been made or actually made by the indemnifying party, with any third party relative to sales commissions and/or fees arising out of this Agreement or the sale and purchase contemplated by this Agreement. Purchaser agrees to be responsible for and to pay any and all commissions due Purchaser's Broker. The indemnification contained herein shall, without limitation, survive the termination of this Agreement and the Closing.

SECTION 16. MISCELLANEOUS.

(a) ENTIRE AGREEMENT. This Agreement supersedes all prior discussions, agreements and understandings between Seller and Purchaser and constitutes the entire agreement between Seller and Purchaser with respect to the transaction herein contemplated. This Agreement may be amended or modified only by a written instrument executed by Seller and Purchaser.

(b) WAIVER. Each party hereto may waive any breach by the other party of any of the provisions contained in this Agreement or any default by such other party in the observance or performance of any covenant or condition required to be observed or performed by it contained herein; PROVIDED ALWAYS that such waiver or waivers shall be in writing, shall not be construed as a continuing waiver, and shall not extend to or be taken in any manner whatsoever to affect any subsequent breach, act or omission or default or affect each party's rights resulting therefrom. No waiver will be implied from any delay or failure by either party to take action on account of any default by the other party. No extension of time for performance of any obligations or acts shall be deemed an extension of the time for performance of any other obligations or acts.

(c) FURTHER ASSURANCES. Each party hereto shall do such further acts and execute and deliver such further agreements and assurances as the other party may reasonably require to give full effect and meaning to this Agreement.

(d) NOTICES. All written notices expressly provided hereunder to be given by Seller or Purchaser shall be in writing and shall be served either (i) by "certified mail -- return receipt requested" deposited in the United States mail, with postage thereon fully prepaid or (ii) prepaid "overnight delivery" courier service with return receipt provided, and addressed to the party so to be served at its address provided below or at such other street address (but not post office box) of which the party to be served shall have notified, in writing, the person giving such notice. Service of any such notice or demand so made shall be deemed complete on the day of actual delivery as shown by the addressee's receipt certification or the expiration of the third day after the date of sending, whichever is earlier in time.

                  TO SELLER:

                                1740 Ventures, Inc.
                                c/o ARES, Inc.
                                5775-E Glenridge Drive, Suite 100
                                Atlanta, Georgia 30328
                                Attention: Vice President

                              (CONTINUED ON THE FOLLOWING PAGE)

                                With copies to:

                                The Mutual Life Insurance Company of New York 5775-E Glenridge Drive, Suite 100
                                Atlanta, Georgia 30328
                                Attention: Kevin M. Walsh, Esq.

                                Hill, Ward & Henderson, P.A.
                                101 East Kennedy Boulevard, Suite 3700
                                Tampa, Florida 33602
                                Attention: Thomas Black, Esq.

                              TO PURCHASER:

                                 Equity One (Lake Mary) Inc.
                                 777 17th Street- PENTHOUSE
                                 Miami, Florida 33139
                                 Attention: Doron Valero, Vice President

                                 with copies to:

                                 Alan J. Marcus, Esq.
                                 Aventura Corporate Center
                                 20803 Biscayne Boulevard, Suite 301
                                 North Miami Beach, Florida 33180

(e) SUCCESSORS AND ASSIGNS: SURVIVAL. This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors, heirs, administrators and assigns, provided, however, that Purchaser may not assign this Agreement without the written consent of Seller.

(f) GOVERNING LAW AND VENUE. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida and the venue shall be in the County of Seminole.

(g) NO THIRD PARTIES BENEFITTED. The parties do not intend to confer any benefit on any person, firm, or corporation other than the parties to this Agreement, except as and to the extent otherwise expressly provided herein.

(h) ENFORCEMENT. In the event either party hereto fails to perform any of its obligations under this Agreement or in the event a dispute arises concerning the meaning or interpretation of any provision of this Agreement, the defaulting party or the party not prevailing in such dispute, as the case may be, shall pay any and all costs and expenses incurred by the other party in enforcing or establishing its rights hereunder, including, without limitation, court costs and reasonable attorneys' fees.

(i) CONSTRUCTION. The section titles or captions in this Agreement are for convenience only and shall not be deemed to be part of this Agreement. All pronouns and any variations of pronouns shall be deemed to refer to the masculine, feminine, or neuter, singular or plural, as the identity of the parties may require. Whenever the terms referred to herein are singular, the same shall be deemed to mean the plural, as the context indicates, and vice versa. This Agreement shall not be construed as if it had been prepared only by Purchaser or Seller but rather as if both Purchaser and Seller had prepared the same. If any term, covenant, condition, or provision of this Agreement or the application thereof to any person or circumstance shall, at any time or to any extent, be invalid or unenforceable, the remainder of this Agreement, or the application of such term or provision to persons or circumstances other than those to which it is held invalid or unenforceable, shall not be affected thereby, and each provision of this Agreement shall be valid and shall be enforced to the fullest extent permitted by law.

(j) TIME OF ESSENCE. Time is of the essence of this Agreement and each and every term and provision hereof.

(k) CONFIDENTIALITY. Purchaser covenants and agrees that all information provided to it by Seller in connection with the Property or resulting from Purchaser's inspections of the Property and review of relevant materials will be held in, STRICT confidence by it, its agents and employees until this transaction is closed and that it will return, all such information to Seller in the event the transaction contemplated by this Agreement is not consummated. Purchaser further agrees to indemnify and hold Seller harmless from and against any and all claims or damages, including reasonable attorneys' fees, resulting from Purchaser's breach of the covenant contained herein unless Purchaser is required by court order or by law to disclose such information. The indemnification contained herein shall, without limitation, survive the termination of this Agreement and the Closing.

(1) CONSENTS AND APPROVALS. Both Seller and Purchaser represent and warrant to the other that each have obtained all requisite consents and approvals, whether required by internal operating procedures or otherwise, for entering into this Agreement and closing the transaction contemplated hereby.

(m) COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be an original, but all of which shall constitute one and the same instrument.

(n) EXHIBITS. All of the following Exhibits referenced in this Agreement are attached hereto and incorporated as part of this Agreement and shall have the same meaning as if they were incorporated fully within the text of this
    Agreement:

    EXHIBIT A   Legal Description
    EXHIBIT B   Schedule of Personalty
    EXHIBIT C   Permitted Exceptions
    EXHIBIT D   Rent Roll
    EXHIBIT E   Tenant Estoppel Statement

(o) INDEMNIFICATION REGARDING PURCHASER'S INVESTIGATION. Purchaser hereby indemnifies, protects, defends and holds Seller harmless for any actions, causes of action, claims, proceedings, demands, costs, damages, fees, expenses, and/or liabilities, suffered or incurred by or asserted against Seller which arise out of or are in any way related to any of the investigations conducted by Purchaser relative to the transaction contemplated by this Agreement except to the extent that same are caused by or arise out of actions of the Seller or its agents or representatives and to the extent the Property shall be damaged by Purchaser, with no fault of Seller during Purchaser's investigation, then, in the event this Agreement is terminated, Purchaser agrees to repair that damage to the extent reasonably practicable to substantially the same condition as existed prior to the time the damage occurred. Notwithstanding anything contained above, Purchaser's indemnity does not extend to any Seller liability or enforcement action resulting from Purchaser's discovery of defects or other problems with respect to the Property and Seller for itself, its employees, agents, representatives, and contractors hereby expressly releases Purchaser from any liability with regard thereto. These indemnifications and other agreements shall survive closing, notwithstanding any other provision to the contrary herein and any termination of this Agreement.

                    (SlGNATURES APPEAR ON THE FOLLOWING PAGE)

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

                                             AS TO SELLER:

WITNESS:                                     1740 VENTURES, INC.
                                             a New York corporation

-------------------------------              /s/ BRUCE C. FERNALD
                                             --------------------------
Print Name:--------------------              By: Bruce C. Fernald
                                                 Vice President
-------------------------------

Print Name: -------------------





WITNESS:                                    AS TO PURCHASER:

                                            EQUITY ONE (LAKE MARY) INC.,
                                            a Florida Corporation

-------------------------------
                                                /s/ DORON VALERO
Print Name:--------------------             By:-----------------------

-------------------------------             Print Name: DORON VALERO
                                            Title: VICE PRESIDENT
Print Name:--------------------

                                    EXHIBIT A

                                LEGAL DESCRIPTION

                                 [SEE ATTACHED]

                                   EXHIBIT "A"

                                LEGAL DESCRIPTION

PHASE I

Part of the Northeast Quarter of the Northwest Quarter and a part of the West
389.50 feet of the North Three-Quarters of the Northeast Quarter of Section 18, Township 20 South, Range 30 East, Seminole County, Florida described as follows:

Commence at the Northwest corner of Greenwood Lakes Unit 2, as recorded in Plat book 22, Pages 2 and 3, Public Records of Seminole County, Florida; thence South 89 degrees 51 minutes 59 seconds East, along the North line of said Unit 2, a distance of 389.50 feet to the East Line of the West 389.50 feet of the North Three-Quarters of the Northeast Quarter of said Section 18; thence North 00 degrees 11 minutes 30 seconds East, along the East line thereof, 651.47 feet for the POINT OF BEGINNING; thence North 89 degrees 36 minutes 38 seconds West,
175.00 feet; thence North 00 degrees 23 minutes 22 seconds East, 196.46 feet to the point of curvature of a curve, concave Southwesterly, having a radius of
15.00 feet and the central angle of 90 degrees 00 minutes 00 seconds; thence run
23.56 feet along the arc of said curve to the point of tangency thereof; thence North 89 degrees 36 minutes 38 seconds West, 67.30 feet; thence North 00 degrees 23 minutes 22 seconds East, 275.25 feet to a point of curvature of a curve, concave Southwesterly, having a radius of 100.00 feet and a central angle of 36 degrees 00 minutes 00 seconds; thence run 62.83 feet along the arc of the said curve to the point of tangency thereof; thence North 35 degrees 36 minutes 38 seconds West, 228.49 feet; thence North 00 degrees 15 minutes 15 seconds East,
215.00 feet to the South Right of Way line of Lake Mary Boulevard an 80 foot wide Right of Way; fence along said Right of Way line (lying 40 feet South of and parallel with the North line of said Section 18) the following two (2) courses and distances, South 89 degrees 44 minutes 45 seconds East, 382.17 feet; thence South 89 degrees 40 minutes 18 seconds East, 389.50 feet; thence South 00 degrees 11 minutes 30 seconds West, 1307.46 feet to the POINT OF BEGINNING.

PHASE II

Part of the Northeast Quarter of the Northwest Quarter and a part of the West
389.50 feet of the North Three-Quarters of the Northeast Quarter of Section 18, Township 20 South, Range 30 East, Seminole County, Florida, described as follows:

BEGIN at the Southeast corner of the Northeast Quarter of the Northwest Quarter of Said Section 18; thence run North 89 degrees 50 minutes 52 seconds West, along the South line of the Northeast Quarter of the Northwest Quarter of
Section 18, a distance of 1237.15 feet to the Easterly line of a ten foot wide additional Right of Way as recorded in Official Records Book 1776, page 1293 for Lake Emma Road formerly a 100 foot wide Right of Way as per Official Records Book 1217, page 413 all being in the Public Records

Continued

Exhibit "A" continued
Page 2

of Seminole County, Florida; thence run North 00 degrees 10 minutes 40 seconds East, along said Easterly line of the 10 foot wide additional Right of Way 82.70 feet to the point of curvature of a curve, concave Northeasterly, having a radius of 50.00 feet and a central angle of 28 degrees 35 minutes 14 seconds; thence from a tangent bearing of South 84 degrees 05 minutes 25 seconds East, run along the arc of said curve 24.95 feet to a point of reverse curvature of a curve, having a radius of 150.00 feet and a central angle of 21 degrees 46 minutes 55 seconds; thence run 57.03 feet along the arc of said curve to a point of reverse curvature of a curve, having a radius of 150.00 feet and a central angle of 27 degrees 32 minutes 22 seconds; thence run 72.10 feet along the arc of said curve to the point of tangency thereof; thence South 89 degrees 50 minutes 52 seconds East, 410.00 feet; thence North 00 degrees 23 minutes 22 seconds East, 251.33 feet; thence North 89 degrees 50 minute 52 seconds West,
35.00 feet; thence North 00 degrees 23 minutes 22 seconds East, 270.38 feet; thence South 89 degrees 36 minutes 38 seconds East, 550.00 feet to the point of curvature of a curve, concave Southwesterly, having a radius of 15.00 feet and a central angle of 90 degrees 00 minutes 00 seconds; thence run 23.56 feet along the arc of said curve to the point of tangency thereof; thence South 00 degrees 23 minutes 22 seconds West, 196.46 feet; thence South 89 degrees 36 minutes 38 seconds East, 363.73 feet; thence South 00 degrees 11 minutes 30 seconds West,
360.80 feet; thence South 89 degrees 36 minutes 38 seconds East, 175.00 feet to a point on the East line of the West 389.50 feet of the North Three-Quarters of the Northeast Quarter of said Section 18; thence run South 00 degrees 11 minutes 30 seconds West, along said line 651.47 feet to a point on the Northerly boundary line of Greenwood Lakes Unit 2, as Recorded in Plat Book 22, Pages 2 and 3; thence run North 89 degrees 51 minutes 59 seconds West, along said Northerly boundary line of Greenwood Lake Unit 2, a distance of 389.50 feet to the Northwest corner thereof; said point also lying on the West line of the Northeast Quarter of said Section 18; thence run along said West line North 00 degrees 11 minutes 30 seconds East 665.71 feet to the POINT OF BEGINNING.

PHASE  III

Part of the Northeast Quarter of the Northwest Quarter of Section 18, Township 20 South, Range 30 East, Seminole County, Florida, being described as follows:

Commence at the Southeast corner of the Northeast Quarter of the Northwest Quarter of said Section 18; thence run North 89 degrees 50 minutes 52 seconds West, along the South line of the Northeast Quarter of the Northwest Quarter of said Section 18, a distance of 1237.15 feet to the Easterly line of a 10 foot wide additional Right of Way as recorded in

Continued

EXHIBIT "A" continued
Page 3

Official Records Book 1776, Page 1293 for Lake Emma Road formerly a 100 foot wide Right of Way as per official Records Book 1217, Page 413, all being in the Public Records of Seminole County, Florida; thence run North 00 degrees 10 minutes 40 seconds East, along said Easterly line of the 10 foot wide additional Right of Way, 146.88 feet to a point of curvature of a curve, concave Easterly, having a radius of 894.93 feet; thence run 376.02 feet along the arc of said curve through a central angle of 24 degrees 04 minutes 26 seconds for the POINT OF BEGINNING; thence continue 15.82 feet along the arc of said curve thru a central angle of 01 degrees 00 minutes 46 seconds to the point of tangency; thence run North 25 degrees 15 minutes 52 seconds east, 408.64 feet; thence run South 89 degrees 44 minutes 45 seconds East, 347.51 feet; thence South 35 degrees 36 minutes 38 seconds East, 228.49 feet to the point of curvature of a curve, concave Southwesterly, having a radius of 100.00 feet and a central angle of 36 degrees 00 minutes 00 seconds; thence run 62.83 feet along the arc of said curve to the point of tangency thereof; thence South 00 degrees 23 minutes 22 seconds West, 275.25 feet; thence North 89 seconds West, 81.08 feet; thence South 63 degrees 41 minutes 30 seconds West, 47.86 feet; to a point of curvature of a curve, concave Northerly, having a radius of 266.00 feet; thence run 185.70 feet along the arc of said curve, thru a central angle of 40 degrees 00 minutes 00 seconds to the point of tangency thereof; thence North 76 degrees 18 minutes 30 seconds West, 33.26 feet for the POINT OF BEGINNING.

TOGETHER WITH:

Beneficial interests under that certain Declaration of Reciprocal Easements dated November 13, 1967, recorded in Official Records Book 1906, Page 797, Public Records of Seminole County, Florida, and that certain Supplemental Declaration of Reciprocal Easements dated August 18, 1988, recorded in Official Records Book 1988, Page 1502, Public Records of Seminole County, Florida.

PHASE IV

Part of the Northeast Quarter of the Northwest Quarter of Section 18, Township 20 South, Range 30 East, Seminole County, Florida, being described as follows:

Commence at the Southeast corner of the Northeast Quarter of the Northwest Quarter of said

Continued

Exhibit "A" continued
Page 4

Section 18; thence run North 89 degrees 50 minutes 52 seconds West, along the South line of the Northeast Quarter of the Northwest Quarter of Said Section 18, a distance of 1237.15 feet to the Easterly line of a 10 foot wide additional Right of Way as recorded in Official Records Book 1776, Page 1293 for Lake Emma Road formerly a 100 foot wide Right of Way as per Official Records Book 1217, page 413, all being in the Public Records of Seminole County, Florida; thence run North 00 degrees 10 minutes 40 seconds East, along said Easterly line of the 10 foot wide additional Right of Way, 82.70 feet to the POINT OF BEGINNING; thence continue along said Easterly line of a 10 foot wide additional Right of Way the following two (2) courses and distances: North 00 degrees 10 minutes 40 seconds East 64.18 feet to the point of curvature of a curve, concave Easterly, having a radius of 894.93 feet; thence run 376.02 feet along the arc of said curve , thru a central angle of 24 degrees 04 minutes 26 seconds to a point; thence departing said Right of Way and from a tangent bearing of South 24 degrees 15 minutes 06 seconds West, run South 76 degrees 18 minutes 30 seconds East, 33.26 feet to a point of curvature of a curve, concave Northerly, having a radius of 226.00 feet; thence run 185.70 feet along the arc of said curve thru a central angle of 40 degrees 00 minutes 00 seconds to the point of tangency thereof; thence North 63 degrees 41 minutes 30 seconds East, 47.86 feet; thence North 77 degrees 51 minutes 57 seconds east, 81.08 feet; thence South 89 degrees 32 minutes 38 seconds East, 110.77 feet; thence South 00 degrees 23 minutes 22 seconds West, 270.38 feet; thence South 89 degrees 50 minutes 52 seconds East,
35.00 feet; thence South 00 degrees 23 minutes 22 seconds West, 126.52 feet; thence North 89 degrees 32 minutes 23 seconds West, 5.31 feet; thence South 00 degrees 27 minutes 37 seconds West, 124.84 feet; thence North 89 degrees 50 minutes 52 seconds West, 404.53 feet to the point of curvature of a curve, concave Northerly, having a radius of 150.00 feet and a central angle of 27 degrees 32 minutes 22 seconds; thence run 72.10 feet along the arc of said curve to a point of reverse curvature of a curve, having a radius of 150.00 feet and a central angle of 21 degrees 46 minutes 55 seconds; thence run 57.03 feet along the arc of said curve to a point of reverse curvature of a curve, having a radius of 50.00 feet and a central angle of 28 degrees 35 minutes 14 seconds; thence run 24.95 feet along the arc of said curve to the POINT OF BEGINNING.

TOGETHER WITH:

Beneficial interests under that certain Declaration of Reciprocal Easements dated November 13, 1987, recorded in Official Records Book 1906, Page 797. Public Records of Seminole County, Florida, and that certain Supplemental Declaration of Reciprocal Easements dated August 18, 1988, recorded in Official Records Book 1988, page 1502, Public Records of

Continued

Exhibit "A" continued
Page 5

Seminole County, Florida.

PARCEL A:

Part of the Northeast Quarter of the Northwest Quarter of Section 18, Township 20 South, Range 30 East, Seminole County, Florida, being described as follows:

Commence at the intersection of the West line of the Northeast Quarter of said
Section 18 with the existing South Right of Way line of Lake Mary Boulevard (an existing 80 foot Right of Way); thence North 89 degrees 44 minutes 45 seconds West, along said Right of Way line 382.17 feet; thence South 00 degrees 15 minutes 15 seconds West, 25.01 feet to a point on the proposed Southerly Right of Way line of the aforementioned Lake Mary Boulevard, said point also being the POINT OF BEGINNING ; thence continue South 00 degrees 15 minutes 15 seconds West, 244.99 feet; thence North 89 degrees 44 minutes 45 seconds West, 249.74 feet to a point on the West line of the East Half of the Northeast Quarter of the Northeast Quarter of said Section 18; thence North 00 degrees 11 minutes 04 seconds East, along said West line, 265.49 feet to a point on a curve, concave Southwesterly, having a radius of 4902.92 feet; thence from a tangent bearing of South 86 degrees 08 minutes 17 seconds East, run 158.97 feet long the arc of said curve, thru a central angle of 01 degrees 51 minutes 28 seconds to a point of reverse curvature of a curve, a concave Northeasterly, having a radius of 5040.92 feet; thence run 91,94 feet along the arc, thru a central angle of 01 degrees 02 minutes 42 seconds to the POINT OF BEGINNING.

                                    EXHIBIT B

                             SCHEDULE OF PERSONALTY

Christmas Decorations - garland, wreath
Split Blocks
Tiles for Roof
Pavers
1 Small Blower
1 Large Blower
Janitors Cart - Miscellaneous cleaning items
Miscellaneous tools
Pressure cleaner
Plastic Utility truck - 96 gallons
Folding platform cart
2 Ladders
Barricades, cones
Water hoses
21 Trash Cans
3 Bicycle Racks
Well pump
Sofa
Matching Side Chairs
Cocktail Table
7 Desks
9 Chairs

                                   EXHIBIT B-1

                            LIST OF PERSONAL PROPERTY
                               IN SMOKEY'S BAR-B-Q

40 Chairs
11 Tables
1  High chair
3  Neon signs w/trim
1  Tac cash register model MA-1400
1  Tranz 330 credit card machine (incomplete)
1  True 2 door ss small refrigerator w/ss table top
1  True 2 door ss large freezer
1  Small fiberglass sink w/fixture
1  One compartment ss sink w/fixture
1  Three compartment ss sink w/fixture
1  Table ss w/can opener & shelf
1  Bunn Pour-O-Matic coffee maker
1  Garland 4 burner stove w/oven
1  Pitco deep fryer Frislator model 35C
1  Hoshizakl cube star icemaker model KM-250BAB
1  Walk in Thermo Kool (large)
1  Mop bucket (rolling)
1  Eureka upright vacuum cleaner
1  File cabinet 2 drawer
1  Cafeteria style tile topped counter w/brass rails w/(2) Atlas Metal Ind.
   coolers
5  Trash cans (plastic)

MISCELLANEOUS

Napkin & straw dispensers, ss baking sheets, styrofoam trays, plastic drink tops, utensils, trays & bins, paper bags, ss bowls, large pots, pictures, and 4 artificial plant baskets.

                                   EXHIBIT B-2

                            LIST OF PERSONAL PROPERTY
                   IN SPACE FORMERLY OCCUPIED BY MA'S KITCHEN

1    Metro Wire Rack/Shelf

1    SS Condiment Rack

1    Eagle SS Hand Sink

Lot Smallwares and other items. Pots, Pans, Storage Containers, Bus Trays, Serving Trays, SS Inserts, SS Cooking Sheets, Pitchers, Plates, Bowls, Cups, Saucers, Knives, Forks, Spoons, Napkin Holders, Bud Vases, Salt and Pepper Shakers.

1    SS Work Table
          Size 60" x 30"
          Under table storage

1    SS 3 compartment sink
          SS Right Drain
          SS Left Drain
          Faucets

1    SS Wall Shelf
          Size 68" x 16"

1    Mop Sink

1    White/Westinghouse Upright Freezer
          Model #FU 211J
          Approx. 21 cubic feet
          Vinyl Front
          Volts 115
          Ht. 60
          Ph. 1

1    SS Equipment Station (Low)
          Size 56" x 26"
          Under Counter SS Storage

1    Silverking Under Counter
     Double Drawer Refrigerator
          Self Contained
          Volts 115
          Hz. 60
          Ph. 1

1    SS Refrigerated Sar
          Size 4 ft.
          SS
          Cutting Board Ins
          Refrigerated Under

1    Eagle Full Pan Warmer
          Counter Top
          SS
          Volts 115
          Hz. 60
          Ph. 1
          Controls

Exhibit B-2 continued -
Page 2


1    Univex SS Slicer
          Model #7512
          Ser. #43551
          Blade Size 12"
          Volts 115
          Hz. 60
          Ph. 1

1    S.S. 3 Door Upright Reach In Cooler
          Self Contained
          Volts 115
          Hz. 60
          Ph. 1

1    Metro Wire Rack/Shelving

1    S.S. Work Table
          Roll-a-round
          60" X 30"
          Under Counter Storage

1    Cutting Board (60" X 30")

1    Amana Micro Wave Oven

1    Gas Hot Water Heater

1    4 Burner Stove-Oven
     Combination (Garland)
          Controls
          Natural Gas

1    S.S. Hood System
          Size 10 Ft. Overall
          Fire System Complete
          Exhaust Fan
          Makeup Air
          Filter System
          S.S. Backwall Panels
          Lighting
          Controls, Etc.

1    Cecilware Gas Fryer
          Model #GF-28
          Natural Gas
          28 lb. Capacity
          Input B.T.U.45,000
          S.S.
          Counter Top
          Two Basket

1    Garland Flat Grill
          Natural Gas
          Size 36"X18"

Exhibit B-2 continued -
Page 3

1    McCray Glass Front Refrigerated
     Deli Display Case
           Model #SC-CDS-32F-6
           Ser. #87-36454
           Size 6 Ft.
           S.S.
           Self Contained
           Volts 115
           Hz. 60
           Ph.1

1    Perlick Draft Beer Cooler
              Two Head
              S.S. Top
              Self Contained
              Two Keg Refrigerated Storage
              Volts 115
              Hz. 60
              Ph. 1

60   Black Vinyl-Metal Stack Chairs

4    Maple Wood Armed Captain Chairs

11   Mica Top Single Pedestal (21/2' square) Dining Room Tables

9    Mica Top Single Pedestal (2' square) Dining Room Tables

7    Automatic Ceiling Fans
     Four Bladed-White Color

1    Schmidt Glass Front Refrigerated
     Pastry Display Case
              Model #SHR-15
              Size 5 Ft.
              Self Contained
              Volts 115
              Hz. 60
              Ph. 1

1    Mica Top Dining Table (3' d.a. round)

Note: 1 Coca Cola reach-in refrigerator case (upright), plus cola tanks and machine (owned by beverage distributor) are in space but not part of equipment package.

                                    EXHIBIT C

                              PERMITTED EXCEPTIONS

This policy does not insure against loss or damage by reason of the following:

      1. Taxes for the year 1995 and any taxes and assessments levied or assessed subsequent to the effective date hereof, not yet due and payable and taxes or assessments which are not shown as existing, liens by public records.

      2. Rights or claims of parties in possession not shown in the Public Records, as tenants only under unrecorded leases, with no option to purchase.

      3. Easement recorded in Official Records Book 1783, Page 1, Public Records of Seminole County, Florida.

      4. Easement recorded in Official Records Book 1830, Page 1078, Public Records of Seminole County, Florida.

      5. Easement recorded in Official Records Book 1875, Page 105, Public Records of Seminole County, Florida.

      6. Easement recorded in Official Records Book 1906, Page 797; Supplemental Declaration of Reciprocal Easements recorded in Official Records Book 1988, Page 1502, Public Records of Seminole County, Florida.

      7. Easement recorded in Official Records Book 1944, Page 1090, Public Records of Seminole County, Florida.

      8. Easement recorded in Official Records Book 1964, Page 228, Public Records of Seminole County, Florida.

      9. Easement recorded in Official Records Book 2001, Page 1141, Public Records of Seminole County, Florida.

     10. Easement recorded in Official Records Book 2010, Page 127, Public Records of Seminole County, Florida.

     11. Easement recorded in Official Records Book 2153, Page 1129, Public Records of Seminole County, Florida.

     12. Cross Access Agreement and Grant of Easement recorded in Official Records Book 1796, Page 1315, Public Records of Seminole County, Florida.

     13. Resolution recorded in Official Records Book 1936, Page 1406, Public Records of Seminole County.

     14. Development Order adopted on December 3, 1985, notice of which is recorded in Official Records Book 1699, page 922; as amended in Official Records Book 1720, Page 835; Official Records Book 1767, Page 1320; Official Records Book 2157, Page 330; and in Official Records Book 2740; Page 572 re-recorded in Official Records Book 2766, Page 1566, Public Records of Seminole County, Florida.

     15. Rights of the County of Seminole arising out of that certain Warranty Deed from Lake Mary Centre, Ltd., a Florida limited partnership, recorded in Official Records Book 1875, Page 113 Public Records of Seminole County, Florida.

     16. Rights of the County of Seminole arising out of those certain Bill of Sales recorded in Official Records Book 1875, Page 109; Official Records Book 2009, Page 43; and Official Records Book 2157, Page 398, Public Records of Seminole County, Florida.

Exhibit C continued -

     17. Easement recorded in Official Records Book 2222, Page 589, Public Records of Seminole County, Florida.

     18. Easement recorded in Official Records Book 2249, Page 816, Public Records of Seminole County, Florida.

     19. Easement recorded in Official Records Book 2010, Page 130, Public Records of Seminole County, Florida.

     20. The following matters of survey as shown on that certain survey by Ganung & Associates, Inc., dated November 1, 1991, Job No. 963.6, as revised July 25, 1994 are as follows:

         A. Encroachments into easement area as set forth in that certain easement recorded in Official Records Book 1830, Page 1078; and that certain easement recorded in official Records Book 1875, Page 105, of the Public Records of Seminole County, Florida.

         1. Retaining wall
         2. Fence
         3. Block wall
         4. 6 foot chain link fence
         5. 7.9 foot concrete walk and driving range tees

         B. Encroachments into easement area as set forth in that certain Distribution Easement recorded in Official Records Book 1944, Page 1090, Public Records of Seminole County, Florida are as follows:

         1. Fence
         2. Retaining wall

         C. Encroachments into easement area as set forth in that certain Traffic Signal Pole Easement recorded in Official Records Book 1964, Page 228, Public Records of Seminole County, Florida are as follows:

         1. Numerous guy wires

         D. Encroachments into easement area as set forth in that certain Utility Easement recorded in Official Records Book 2001, Page 1141, Public Records of Seminole County, Florida are as follows:

         1. Two signs
         2.  Traffic island

         E. Encroachments into easement area as set forth in that certain Easement recorded in Official Records Book 2153, Page 1129, Public Records of Seminole County, Florida are as follows:

         1. Light pole
         2. Dumpster pad with 5 foot wall
         3. Sanitary manhole
         4. Transformer pad

         F. Encroachments into easement area as set forth in that certain Distribution Easement recorded in Official Records Book 2100, Page 774; and that certain Distribution Easement recorded in Official Records Book 2100, Page 756, Public Records of Seminole County, Florida are as follows:

Exhibit C continued  -

         1. 8 inch sanitary lines
         2. Sanitary manhole
         3. Light pole
         4. Dumpster pad with 5 foot wall

         G. Encroachments into easement area as set forth in that certain Distribution Easement recorded in Official Records Book 2249, Page 816, Public Records of Seminole County, Florida are as follows:

         1. Fence

         H. Encroachments into easement area as set forth in that certain Cross Access Easement and Grant of Easement recorded in Official Records Book 1796, Page 1315, Public Records of Seminole County, Florida are as follows:

         1. Traffic islands
         2. Numerous drainage, sanitary and water main lines
         3. Drain inlet grate
         4. Light and power poles
         5. Dumpster pad with brick wall
         6. Underground junction box
         7. 5 foot by 5 foot concrete pad for telephone equipment
         8. Two water meters

     21. Ground Lease dated April 8, 1988 by and between Lake Mary Centre, Ltd., and NCNB National Bank of Florida; Memorandum of said Lease is recorded in Official Records Book 1964, Page 620, re-recorded in Official Records Book 1984, Page 392, Public Records of Seminole County, Florida. Non-Disturbance and Attornment Agreement was recorded in Official Records Book 1964, Page 624.

     22. Lease dated September 12, 1988 by and between Lake Mary Centre.,
         Ltd., and General Cinema Corporation, memorandum of said lease is recorded in Official Records Book 2010, Page 375, Public Records of Seminole County, Florida. Non-Disturbance and Attornment Agreement was recorded in Official Records Book 2020, Page 54; and Assignment and Assumption of Lease recorded in official Records Book 2724, Page 271; and in Official Records Book 2724, Page 276.

     23. Lease dated January 6, 1988 by and between Lake Mary Centre., Ltd., and K Mart Corporation, memorandum of said lease is recorded in Official Records Book 1950, Page 925, Public Records of Seminole County, Florida. Subordination, Non-Disturbance and Attornment Agreement was recorded in Official Records Book 1988, Page 1529.

     24. That certain unrecorded lease dated May 21, 1986 by and between Lake Mary Centre., Ltd., and Davgar Restaurants Inc., and all encumbrances. Non-Disturbance and Attornment Agreement was recorded in Official Records Book 2031, Page 978.

     25. Distribution Easements recorded in Official Records Book 1893, Page 1187, Official Records Book 2100, page 774; and Official Records Book 2100, Page 756.

     26. Lease Agreement dated October 3, 1989 by and between Lake Mary Centre., Ltd., and Chili's Inc., memorandum of said lease is recorded in Official Records Book 2120, Page 432; Subordination, Attornment and Non-Disturbance and Attornment Agreement was recorded in Official Records Book 2133, Page 1316, Public Records of Seminole County, Florida.

     27. Unrecorded lease dated August 8, 1991 and Assignment of Lease and Collateral Assignment of Lease recorded in Official Records Book 2502, Page 241; Collateral Assignment of Sublease recorded in Official Records Book 2502, Page 227; and Assignment of Loan Documents recorded in Official Records Book 2532, Page 798.

Exhibit C continued -

     28. Notice Pursuant to Florida Statutes Chapter 713.10 recorded in Official Records Book 2917, page 437.

     29. Memorandum of Lease by and between 1740 Ventures, Inc. and Progressive Bagel Concepts, Inc. (tenant) dated September 6, 1995, recorded September 24, 1995 in official Records Book 2970, page 1491.

                                    EXHIBIT D

                                    RENT ROLL

                                LAKE MARY CENTRE
                          CURRENT TENANT LEASE SUMMARY
                                    JULY 1995

                                                                          LEASE COMMENCE
           TENANT                        SPACE         SQ. FT.              -MENT DATE
Albertson's                                              63,139                6-3-87
An English Garden                          T-1              750                1-1-92
Beach Scene                                G-3            1,880                5-1-88
Bell Tel Federal Credit Union              A-2            1,300              11-20-92
Book Rack                                  T-4            1,000               2-15-94
Carvel Ice Cream                           D-4            1,332              11-15-91
Clothes Horse Too                          H-1            1,543                7-1-93
Daniel & Wohlwender Realty                 E-4            2,000                9-1-92
Debbie's Health Food                       E-3            2,000               10-1-90
Designer Pool Supplies                     H-3            2,000                4-1-89
Fannie May Candies                         D-2/3          1,275                7-1-87
Framing Creations                          G-7            1,375               4-15-95
Furniture Design                           R-2/3          2,128               9-15-93
Galleria Italian Ristorante                A-1            1,950                5-1-92
General Cinema Theatre                                   35,712               5-25-90
Great Clips                                T-10           1,500               9-15-90
H & R Block                                F-2            1,300               12-1-92
Hardy & Callaway                        2nd Floor         4,000              12-19-94
(subject to 90 days notice to vacate
from termination of Management)
The Inkwell                                S-2            1,350                6-1-95
Kenpo Martial Arts                         J-1            2,000                6-1-92
(tenant vacated - lease expires 10/15/95)
K-Mart                                                   86,479               8-18-88
Kumquat Tree Chinese Restaurant            F-6/7          2,600                6-1-87
Lake Emma Animal Hospital                  K-2/3          2,600               9-12-89
Lake Mary Centre Driving Range                                                 8-1-91
At Retention Pond
Lake Mary Jewelry                          G-1              813                8-1-88
Lake Mary Shoe Repair/Leather Depot        T-3              750                1-5-90
Little Caesar's Pizza                      F-3            1,300                5-4-87
Matt Arena Studio                          S-1            3,655                4-1-92
Movie Gallery                            T-7/8/9          4,750                6-1-95
Mr. Print                                  C-IA             860               3-10-89
New England Clam Box                       G-2            2,020                1-1-92
(month-to-month tenant)
Osaka Japanese Steakhouse                  R-1            3,330               10-1-89
(month-to-month tenant)
Play It Again Sports                       H-4            2,000                7-1-93
Progressive Bagel Concepts, Inc.         C-3/D-1          2,600                1-4-96

Exhibit D continued -
Page 2                                                                                        LEASE COMMENCE-

                                                                          LEASE COMMENCE
           TENANT                        SPACE         SQ. FT.              -MENT DATE
Pyle & Associates                         C-2         1,300                  10-1-87
Quality Images One Hour Photo             F-1         1,300                  6-12-87
Radio Shack                               G-6         2,590                 11-10-90
Salon Vienna II                           F-4         1,300                   6-1-87
Seminole County Sheriff's Station         G-5         1,295                  4-30-93
Siegel's Clothing                         J-2/3       4,288                   8-1-88
Smokey's Bar-B-Q                          T-11        1,500                  4-15-94
Sue's Hallmark                            E-l/2       2,400                   6-1-87
Super Dollar                              H-2         1,600                  7-10-93
The Silk Touch                            F-5         1,300                   8-1-94
The Eyes Have It Optical                  B-1         1,100                 12-18-91
Thirsty Whale Too/Sports Academy          T-5/6       2,750                 12-15-89
Totally Laser                             K-1         1,300                   4-1-94
Town N' Country Dry Cleaners              E-5         1,488                   7-1-87
Transformations International             A-3         1,300                   1-1-91
Video Game Masters                        S-3         1,150                   7-1-94
Yogurt Cay                                T-2           750                   2-1-90
OUTPARCELS
Burger King (Build to Suit)                           3,909                   5-1-87
Chili's (Ground Lease)                                5,999                  7-30-90
Nations Bank (Ground Lease)                           3,900                   9-1-88


                                    EXHIBIT E

                            TENANT ESTOPPEL STATEMENT

RE: Lease Dated:             Amended:

Landlord:

Tenant:

Premises:

  As Tenant under the above-referenced Lease, the undersigned hereby acknowledges for the benefit of Equity One (Lake Mary) Inc. which has acquired or is about to acquire the property in which the Premises is located, and The Mutual Life Insurance Company of New York which has or is about to provide a first mortgage loan to be secured by the property in which the Premises is located, the truth and accuracy of the following statements pertaining to the
Lease:

      1. Tenant has accepted, is satisfied with, and is in full possession of said Premises, including all improvements, additions, and alterations thereto required to be made by Landlord under the Lease.

      2. The Lease is in full force and effect, and Tenant is paying the full rent stipulated in the Lease with no offsets, defenses, or claims.

      3. Landlord is not presently in default under any of the terms, covenants, or provisions of the Lease.

      4. Landlord has satisfactorily complied with all of the requirements and conditions precedent to the commencement of the term of the Lease as specified in the Lease.

      5. The fixed annual rent under the Lease is $____, and no monies have been paid to Landlord in advance of the due date set forth in the Lease described above, except ___________. The minimum monthly rent is $ ________ and the monthly charge for common area maintenance is $____. The last monthly was made for the month of _______________.

      6. The Lease is for a term of ____ years, and Tenant has been in occupancy and paying rent since the term commenced on ___________. The Lease terminates on______________.

      7. No monetary or other considerations, including but not limited to rental concessions by Landlord, tenant improvements in excess of building standard, or Landlord's assumption of prior lease obligations of Tenant, have been granted to Tenant by Landlord for entering into the Lease, except ________.

      8. The Tenant has not been and is not presently in default under any of the terms, covenants, or provisions of the Lease.

      9. The Tenant has delivered to the Landlord a security deposit in the amount of $___________.

     10. Tenant acknowledges for the benefit of Equity One (Lake Mary) Inc.
         and The Mutual Life Insurance Company of New York that: (a) there have been no modifications or amendments to the Lease other than herein specifically stated, (b) it has no notice of a prior assignment, hypothecation, or pledge of rents or of the Lease, (c) the Lease represents the entire agreement between Landlord and Tenant, (d) no prepayment or reduction of rent and no modification, termination, or acceptance of surrender of the Lease will be valid as to Equity One (Lake Mary) Inc. and The Mutual Life Insurance Company of New York without the consent of said Equity One (Lake Mary) Inc. and The Mutual Life Insurance Company of New York, and (e) notice of the proposed assignment of Landlord's interest in the Lease may be given it by certified or registered mail, return receipt requested, at the Premises or as otherwise directed below.

Exhibit E continued -
Page 2

                                                TENANT:

                                                By:___________________
                                                Its:__________________

                                                Date:_________________

       Address to which notices are
       to be sent to Tenant if other
       than to the Premises:

 --------------------------------------
 --------------------------------------
 --------------------------------------
 --------------------------------------
 --------------------------------------

            ADDENDUM TO PURCHASE AND SALE AGREEMENT (THE "ADDENDUM") DATED EFFECTIVE AS OF OCTOBER 24, 1995 BY AND BETWEEN 1740 VENTURES, INC. ("SELLER") AND EQUITY ONE (LAKE MARY) INC. ("PURCHASER").

                               W I T N E S S E T H:

         WHEREAS, Seller and Purchaser entered into that certain Purchase and Sale Agreement (the "Agreement") dated effective as of the 24 day of October, 1995 pursuant to which Seller agreed to sell and Purchaser agreed to purchase that certain real property commonly known as Lake Mary Centre; and

         WHEREAS, the parties wish to add language to the Agreement to: permit Seller to extend the Closing Date in the event it is unable to obtain tenant estoppels from the anchor tenants as required in Section 6 captioned CLOSING DOCUMENTS, subparagraph (l); to add additional language to Section 3 captioned BASE PURCHASE PRICE/PURCHASE MONEY MORTGAGE; and to add new Section 3a. captioned K-MART CONTINGENCY which additions are set forth herein.

         NOW, THEREFORE, in consideration of the Property and the terms and conditions set forth herein, Seller and Purchaser agree as follows:

         1. Capitalized terms set forth herein shall have the same meaning as set forth in the Agreement.

         2. Section 6 captioned CLOSING DOCUMENTS is modified by adding the following to the end of subparagraph (l):

                "In the event Seller is unable to obtain an estoppel from any of the anchor tenants three (3) business days prior to the Closing Date, Seller shall have the right to extend the Closing Date thirty (30) days but in no event later than November 30, 1995.

         3. Section 3 captioned BASE PURCHASE PRICE/PURCHASE MONEY MORTGAGE is modified by adding the following new paragraph at the end thereof:

                "The initial disbursal on the loan as set forth above shall not exceed $13,422,500.00. The Purchaser may qualify for an additional disbursal of the loan after completion of the improvements to the Phase IV land to the extent of the lesser of sixty (60%) percent of the actual construction cost of the capital improvements to the Phase IV land OR sixty (60%) percent of the fair market value of the capital improvements as determined by an MAI appraiser selected by the Lender and paid for by the Borrower provided that: (i) the loan is not in default beyond expiration of any applicable notice and/or cure period; (ii) the Purchaser has contributed not less than one million and no/100 ($1,000,000.00) dollars to the capital improvements which sum may come from the proceeds of the letter of credit for the Capital Improvement Pledge; (iii) Purchaser complies with local code and building requirements including obtaining all necessary building permits and Lender approves construction of the improvements which will not be unreasonably withheld. As to construction of the improvements, Purchaser agrees that the quality of the materials used and the design thereof shall be consistent with the remaining portions of the Property; (iv) the Lender has received and approved in its reasonable discretion the tenant, the use and the form, terms and conditions of the proposed lease for the tenant that is to occupy the majority of the Phase IV land, but in no event shall such tenant occupy improvements of less than 25,000 square feet. Provided that the Purchaser qualifies for the additional disbursement, Purchaser acknowledges that all costs associated with the disbursal of additional sums of the loan shall be paid for by the Purchaser including but not limited to the Lender's legal fees; cost of endorsing the Lender's title policy; cost of updating the survey to show as-built the improvements to the Phase IV land; the cost of all intangible and/or mortgage taxes and recording charges. The sums disbursed in connection with the additional disbursement shall mature simultaneously with the initial disbursal of the $13,422,500.00. Interest and payment terms for the additional disbursal shall be subject to the Lender's then applicable underwriting requirements. In the event Lender is not making loans secured by real estate at the time Purchaser requests the additional disbursal, the interest rate and the payment terms shall be subject to then applicable market conditions taking into account U.S. Treasury Spreads and such factors as the loan to value ratio; the location and age of the Property; and the then current leasing conditions. All terms and conditions of the additional disbursal and the form of the documents evidencing and securing the same shall be subject to the review and approval of the Lender. Lender shall act in good faith and make a reasonable effort to provide the funding described herein. If Lender does not make the additional disbursement, Purchaser shall have the option to seek financing from a third party and shall pay down the principal balance on the loan by the sum of five hundred thousand and no/100 ($500,000.00) dollars without payment of any prepayment premium and to have the Phase IV land released from Lender's security. In connection with such release, Purchaser shall pay for Lender's reasonable expenses for legal fees, title charges and recording charges in connection with the partial release. Purchaser shall also provide

                Lender with a copy of the as-built survey for Phase IV upon completion of the improvements. Purchaser agrees that notwithstanding the release of the Phase IV land, that any improvements thereon shall not be used for a use that is inconsistent or in conflict with any use restrictions set forth in the remaining leases for the Property nor shall such improvements be used for any illegal or immoral purpose including but not limited to use as an adult entertainment establishments, adult bookstore, pawn shop, massage parlor, for the sale of military artifacts, or for a health club, it being the intention that the Property maintain a family oriented use.

         4. New Section 3(a) captioned K-MART CONTINGENCY will be added as follows:

                [See Exhibit A attached hereto and made a part hereof for the K-Mart Contingency.]

         5. Facsimile copies of this Addendum shall be deemed an original; provided that Seller and Purchaser agree to exchange original copies within a reasonable time after exchanging facsimiles.

         Except as set forth herein, the terms and conditions set forth in the Agreement shall remain in full force and effect.

         IN WITNESS WHEREOF, Seller and Purchaser have duly executed this Addendum as of the date first written above.

                                               AS TO SELLER:

  WITNESS:                                     1740 VENTURES, INC.
                                               a New York corporation



             /S/ E. S. MCCLAY                      /s/ Bruce C. Fernald
 Print Name:-----------------                  By: --------------------
             E. S. MCCLAY                          Bruce C. Fernald
                                                   Vice President
             /S/ CINDY MAYNE
 Print Name:-----------------
             CINDY MAYNE

                   (SIGNATURES CONTINUE ON THE FOLLOWING PAGE)

                                               AS TO PURCHASER:

WITNESS:                                       EQUITY ONE (LAKE MARY) INC.,
                                               a Florida corporation

------------------------------
                                                         /S/ DORON VALERO
Print Name:-------------------                 By:--------------------------
                                                          DORON VALERO

------------------------------                 Print Name:------------------
Print Name:-------------------                 Title:     VICE PRESIDENT

                                    EXHIBIT A

                               K-MART CONTINGENCY

            In the event K-Mart files or a third party has filed against K-Mart any petition or application for relief, extension, moratorium, or reorganization under any bankruptcy, insolvency or debtor's relief law or law where under K-Mart is making an assignment for the benefit or creditors, or entering into any such trust or arrangements or becoming a party to any receivership proceeding including but not limited to the filing of a Petition for Relief under the United States Bankruptcy Code (or any successor or replacement Statutes or Rules of Regulations relating thereto) and K-Mart has rejected that cetain Lease dated January 8, 1988 (hereinafter referred to as the "K-Mart Lease ") (hereinafter such event shall be referred to as the K-Mart Event") Seller and/or Lender (sometimes hereinafter referred to as "Seller/Lender") will provide to the purchaser, on a monthly basis, a cash payment in an amount equal to what K-Mart would have paid under the forms of the Lease for "Annual Minimum Rental" (as defined in the Lease) and pass throughs for common area maintenance, insurance and real estate taxes but excluding any amount for additional rent based upon gross sales (hereinafter such cash payment shall be referred to as the "K-Mart Payment").

            For all purposes hereunder, the obligation to pay the K-Mart Payment is limited by the following qualifications: (i) the obligation shall expire at 12:01 a.m. on the day that is three (3) years from the date of Closing unless a K-Mart Event has occurred within such three (3) year period and the Lease is rejected within the three (3) years of Closing in which event said obligation will run for three (3) years from the date the Lease is rejected; (ii) the loan from the Lender is not in default beyond expiration of any notice; and (iii) Purchaser complies with the terms set forth below.

            If the K-Mart lease is rejected as a result of the occurrence of the K-Mart Event, Purchaser agrees to: (i) pursue collection of pre and post Petition rental obligations due under the K-Mart Lease;

(ii) make diligent efforts to regain possession of the K-Mart premises; (iii) diligently attempt to relet the K-Mart premises at the then current market terms and report to Seller/Lender on a monthly basis Purchaser's leasing activity with respect to the K-Mart premises; (iv) grant Seller/Lender the authority to procure a suitable replacement tenant (hereinafter "Replacement Tenant") and to consider in good faith any tenant presented to Purchaser by Seller/Lender.

            It is the intention of the parties that the Seller/Lender be credited against its obligations hereunder for any sums collected by the Purchaser from K-Mart or its Replacement Tenant.

            For purposes of this Agreement, a national tenant with a net worth of $150,000,000.00 who will execute a lease for a term of at least ten (10) years at a minimum annual rental, including percentage rentals, plus all pass throughs (the total of such payments shall be hereinafter referred to as "Replacement Tenant Payments") greater than or equal to the K-Mart Payment shall not be subject to approval by either Purchaser or Seller/Lender. A Lease for any Replacement Tenant that does not meet the above standards shall require reasonable approval of the Purchaser. A Replacement Tenant shall not be a tenant who shall use the premises for any illegal or immoral purpose, including but not limited to use as an adult entertainment establishment; adult book store; pawn shop; massage parlor; for the sale of military artifacts, or for a health club, it being the intention that Lake Mary Center maintain a family oriented use.

            It is hereby agreed and understood by the parties hereto that it is in the best interest of each to mitigate damages in the event a K-Mart Events occurs and the Lease is rejected.

            For any lease signed during the period when Seller's obligation under the K-Mart Event is in effect Seller/Lender will pay the difference between the Replacement Tenant Payment and the K-Mart Payment. In the event the Replacement Tenant Payment is in excess of the K-Mart Payment, same shall be defined as Excess Income and be distributed as follows:

         1. In the event either the Purchaser or Seller/Lender, or both, shall expend monies for tenant improvements in order to obtain a Replacement Tenant, the party (or parties expending such sum for tenant improvement shall have a priority right to receive, prorata, all of the Excess income paid by the Replacement Tenant until such time that said party has recovered all of the out-of pocket costs for tenant improvements plus interest, compounded annually on the unpaid balance, at a rate of 1.5% over the yield of U.S. Treasury Bonds that have a maturity based on the time remaining on the earlier of the expiration on the Replacement Tenant Lease or the K-Mart Lease (hereinafter said amount shall be referred to as "Replacement Tenant Reimbursement"). The yield shall be locked on the date of the signing of the Lease for Replacement Tenant. For purposes of this Agreement, Tenant improvement shall include any free rent or other rental concession given to the Replacement Tenant. Notwithstanding the foregoing, all Tenant improvements shall be paid by Seller up to an amount not to exceed Seller/Lender's total liability under this Contingency Agreement taking into account any other monies expended by Seller/Lender as required herein. The Seller/Lender shall have the option to pay such amount for Tenant improvements in one lump sum or in payments equal to the monthly K-Mart Payment together with interest compounded annually on the unpaid balance, at a rate of 1.5% over the yield of US. Treasury Bonds that have a maturity based on the time remaining on the earlier of the expiration on the Replacement Tenant Lease or the K-Mart Lease until Seller/Lender shall have paid the entire obligation for Tenant improvement. Payment of interest shall not increase the Seller/Lender's obligation to be greater than the total obligation under the K-Mart Event.

         2. Upon full payment of the Replacement Tenant Reimbursement, Seller/Lender and Purchaser will share on a fifty/fifty basis such Excess Income until such time that Seller/Lender is reimbursed for all sums expended under this K-Mart Contingency (excluding Tenant Improvement) together with interest compounded annually on the unpaid balance, at a rate of l.5% over the yield of U.S. Treasury Bonds that have a maturity based on the time remaining on the earlier of the expiration on the Replacement Tenant Lease or the K-Mart Lease.

         3. Once the Seller/Lender has been reimbursed for all such sums, the Seller/Lender shall not be entitled to any additional Excess Income distributions.

         4. In the event that there are any funds unrepaid as Replacement Tenant Reimbursement or any other sums expended under this K-Mart Contingency, and the Replacement Tenant extends its leases, by option or otherwise, the remaining balance unrepaid, if any, shall be paid as set forth in Paragraph 1 and 2, above, respectively. However, the interest rate of 1.5% over the yield of U.S. Treasury Bonds that have a maturity based on the time of said lease extension.

            In the event of a sale of the subject property, and the purchase price exceeds the original cost plus all capital improvements made to the Property by the Purchaser including those costs represented by that certain Pledge Agreement dated on even date herewith concerning the General Cinema space and Phase IV Development, and such excess is directly attributable to the Excess Income generated by the Replacement Tenant, then such excess (hereinafter "Excess Sales Proceeds") sales shall be distributed as follows:

         1. In the event the Replacement Tenant Reimbursement is still due to the party who advanced the costs of tenant improvements for the Replacement Tenant, said party shall be reimbursed for any outstanding balance; and

         2. The balance of the Excess Sales Proceeds, if any, shall then be distributed fifty (50%) percent to the Purchaser and fifty (50%) percent to the Seller/Lender until such time as the Seller/Lender shall be completely reimbursed for any and all amounts advanced under the K-Mart Contingency plus interest for such advanced funds compounded annually on the unpaid balance, at a ratio of 1.5% over the yield of U.S. Treasury Bonds that have a maturity based on a term commencing with the date of such advancement and terminating on August 31, 2013; and

         3. Once the reimbursements as set forth in Paragraphs 1 & 2 have been made, the Seller/Lender shall not be entitled to any additional distribution from the Excess Sales Proceeds and the balance of the Excess Sales Proceeds, if any, shall then be distributed to the Purchaser.

            Notwithstanding the terms and conditions set forth above, it is hereby understood that the right and obligations set forth herein are intended to run solely to the benefit of the Seller/Lender or its affiliated companies and Purchaser or its affiliated companies and the rights and obligations herein shall not be assignable to a third party not a party to this Agreement except, with respect to the Purchaser, this Agreement may inure to the benefit of a wholly owned subsidiary of Equity One, Inc.

            Notwithstanding anything contained herein to the contrary, the Seller/Lender shall not be entitled to share in any Excess Income or Excess Sale Proceeds if a Lease for the Replacement Tenant is not executed within the period of this Contingency Agreement or the Seller/Lender has not advanced any sums pursuant to this K-Mart Event.

            Any sums payable from Seller/Lender to Purchaser shall be deemed to be a reimbursement for loss of income.